SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 19, 2015

SARATOGA RESOURCES, INC.
(Exact name of registrant as specified in Charter)

Texas	0-27563	76-0314489
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

9225 Katy Freeway, Suite 100 Houston, Texas 77024
(Address of Principal Executive Offices)(Zip Code)

713-458-1560
(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 19, 2015, Saratoga Resources, Inc. (the “Company”) received a letter from the staff of NYSE Regulation, Inc. stating that it has determined to commence proceedings to delist the Company’s common stock from the NYSE MKT LLC (“NYSE MKT” or the “Exchange”). Trading in the Company’s common stock was suspended prior to the open of the market on June 19, 2015.

NYSE MKT determined that the Company was no longer suitable for listing in light of the filing by the Company and certain of its subsidiaries of voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Western District of Louisiana and the resulting uncertainty as to the timing and outcome of the bankruptcy process as well as the ultimate effect of the process on the value of the Company’s common stock.

The Company does not presently anticipate exercising its right to appeal the Staff’s delisting determination.

On June 23, 2015, the Company issued a press release relating to the notice, a copy of which is attached hereto as Exhibit 99.1.

Cautionary Statements

The Company’s securityholders are cautioned that trading in the Company’s securities during the pendency of the Reorganization will be highly speculative and will pose substantial risks. Trading prices for the Company’s securities may bear little or no relationship to the actual recovery, if any, by holders thereof in the bankruptcy case. Accordingly, the Company urges extreme caution with respect to existing and future investments in its securities.

A plan of reorganization or liquidation may result in holders of the Company’s capital stock receiving little or no distribution on account of their interests and cancellation of their existing stock. If certain requirements of the Bankruptcy Code are met, a Chapter 11 plan of reorganization can be confirmed notwithstanding its rejection by the Company’s equity securityholders and notwithstanding the fact that such equity securityholders do not receive or retain any property on account of their equity interests under the plan.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

99.1

Press release, dated June 23, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SARATOGA RESOURCES, INC.

Dated: June 23, 2015	By:	/s/ Andrew C. Clifford
Andrew C. Clifford
President

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